FEDNAT HOLDING COMPANY REPORTS
FIRST QUARTER OF 2019 RESULTS

Sunrise, Florida, May 7, 2019 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three months ended March 31, 2019.

Q1 2019 highlights (as measured against the same three-month period last year, except where noted):

•	Net loss of $3.9 million or $0.30 per diluted share.

•	Adjusted operating loss of $2.4 million or $0.19 per diluted share.

•	$18.7 million of claims, net of recoveries, from a single hailstorm.

•	Gross written premiums of $132.2 million.

•	8.1% increase in net premiums earned to $88.8 million, including 13.4% increase in Homeowners.

•	Quarter-end Florida homeowners in-force policies of approximately 244,000.

•	56.1% increase in non-Florida homeowners in-force policies to approximately 52,000.

•	Book value per share increased 0.8% to $16.98 as compared to $16.84 as of December 31, 2018, despite $1.09 per share loss on a single hail storm.

"FedNat continued to make excellent progress on its strategies to drive profitable growth in the first quarter.  While that progress was masked by the impact of a large hail storm that impacted Brevard County in Florida, I’m nonetheless very pleased with the continued fundamental improvement in our core homeowners business performance,” said Michael H. Braun, the Company’s Chief Executive Officer.  “Highlights in the quarter included more than five percentage points of improvement in our net expense ratio, strong growth in our non-Florida homeowners book, and of course, the February announcement of our pending acquisition of the Maison businesses, which will further strengthen and diversify our Company when we complete the transaction, which is anticipated to be during the second quarter.  We are also greatly encouraged by Florida’s recent passage of legislation to regulate Assignment of Benefit rules, a move that is a huge win for all policyholders within the state of Florida, regardless of who they insure their homes with, and will significantly enhance our industry’s ability to serve Florida homeowners affordably and more effectively.  Collectively these developments, along with our ongoing focus on performance improvement, position FedNat for attractive opportunity to drive profitable growth for our shareholders in the quarters to come.”

Consolidated

•	Net loss of $3.9 million or $0.30 per diluted share during the first quarter of 2019, as compared to net income of $7.5 million or $0.58 per diluted share during the first quarter of 2018.

•
Adjusted operating loss of $2.4 million or $0.19 per diluted share during the first quarter of 2019, as compared to adjusted operating income of $8.5 million or $0.65 per diluted share during the first quarter of 2018.

•
Comparing to December 31, 2018, book value per share increased $0.14 to $16.98 at March 31, 2019. The increase was predominantly driven by unrealized gains on our fixed-income portfolio of $0.54 per share, partially offset by net loss of $0.30 per share, as noted above, and a dividend of $0.08 per share.

Revenues

•
Total revenue increased $8.1 million or 8.7%, to $101.2 million for the three months ended March 31, 2019, compared with $93.1 million for the three months ended March 31, 2018. The increase was primarily driven by higher Homeowners net premiums earned as a result of decreased reinsurance spend and higher recognized gains on our investments, partially offset by planned reductions in net premiums earned from Automobile and commercial general liability for the three months ended March 31, 2019, as compared to the same period in 2018.

•
Due to rigorous focus on profitability and managing our underwriting exposure, gross premiums written decreased $2.2 million, or 1.6%, to $132.2 million in the quarter, compared with $134.4 million for the same three-month period last year. The decrease in premiums written is the result of declining premiums in the non-core businesses we are exiting, Automobile and commercial general liability, as well as a decline in homeowners Florida, partially offset by homeowners non-Florida business, which continues to show exceptional growth year over year, especially in the state of Texas. Overall, Homeowners gross premiums written grew 5.3%.

•
Gross premiums earned decreased $8.0 million, or 5.5%, to $138.4 million for the three months ended March 31, 2019, as compared to $146.4 million for the three months ended March 31, 2018. The results are a reflection of our decision to exit the Automobile and commercial general liability lines and were partially offset by a 1.0% increase in earned premiums in Homeowners.

•
Ceded premiums decreased $14.7 million, or 22.9%, to $49.6 million in the quarter, compared to $64.3 million the same three-month period last year. The decrease was primarily driven by lower excess of loss reinsurance spend in Homeowners and lower ceded premiums in Automobile as a result of decreases in premiums earned during the period.

•
Other income decreased $1.5 million, or 27.1%, to $4.0 million in the quarter, compared with $5.5 million in the same three-month period last year, due to lower commission and brokerage revenue. Commission income decreased as a result of lower Automobile fee income driven by the reduction in premiums earned and, to a lesser extent, lower fee income from other areas of the business. The brokerage revenue decrease is the result of lower excess of loss reinsurance spend from the reinsurance program that became effective July 1, 2018.

Expenses

•
Losses and loss adjustment expenses (“LAE”) increased $20.7 million, or 45.1%, to $66.8 million for the three months ended March 31, 2019, compared with $46.1 million for the same three-month period last year. The net loss ratio increased 19.2 percentage points, to 75.3% in the current quarter, as compared to 56.1% in the first quarter of 2018.  The higher ratio was the result of $19.0 million of weather-related net losses in the quarter, which included $18.7 million of net losses from the March 2019 hail storm.

•
The net expense ratio decreased 5.3 percentage points to 38.9% in the first quarter of 2019, as compared to 44.2% in the first quarter of 2018. The decrease in the ratio is primarily related to the lower reinsurance spend during the quarter driving higher net premiums earned. Commissions and other underwriting expenses decreased $2.0 million, or 6.6%, to $28.2 million for the three months ended March 31, 2019, compared with $30.2 million for the three months ended March 31, 2018. The decrease is made up of lower policy fee expense due to lower gross premiums earned in Automobile and lower salaries and wages from the impact of our headcount reduction initiatives.

•
Interest expense increased $4.0 million to $5.1 million for the three months ended March 31, 2019, compared with $1.1 million in the prior year period. The increase in interest expense is the result of $3.6 million prepayment fees, including the write-off of remaining debt issuance costs, related to our previously announced repayment of $45 million of Senior Notes issued in December 2017 during the quarter.

Line of Business Results

•
Homeowners net loss for the current quarter was $1.4 million, which included $18.7 million of pre-tax net losses related to a single hail storm, as mentioned above. Excluding this storm, Homeowners net income would have been $12.5 million with a combined ratio of 87.5%. Additionally, net premiums earned increased $10.4 million or 13.4% in the first quarter of 2019 as compared to the first quarter of 2018.

•	Automobile's net loss for the first quarter of 2019 was $0.7 million, which includes $0.6 million of pre-tax adverse development, as compared to breakeven results in the first quarter of 2018.

•
Other’s net loss was $1.8 million in the first quarter of 2019, as compared to net income of $0.6 million in the first quarter of 2018. Other's adjusted operating income (loss) was $(0.3) million and $1.4 million for these same period, with the decline primarily due to adverse prior year development in our commercial general liability book of business and higher interest expense, partially offset by $0.8 million higher pre-tax net investment income this quarter as compared to prior year quarter.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included a detailed reconciliation thereof on page 11.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•	Net realized and unrealized gains (losses), including, but not limited to, gains (losses) associated with investments and early extinguishment of debt;

•	Acquisition, integration and other costs and the amortization of specifically identifiable intangibles (other than value of business acquired);

•	Impairment of intangibles;

•	Income (loss) from initial adoption of new regulations and accounting guidance; and

•	Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Wednesday, May 8, 2019. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 9374219

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company’s supplemental line of business information is designed to afford users greater transparency into our results. The “Homeowners” line of business consists of our homeowners and fire property and casualty insurance business, which currently operates in Florida, Alabama, Texas, Louisiana and South Carolina. The “Automobile” line of business consists of our nonstandard personal automobile insurance business which currently operates in Georgia, Texas, Alabama, and Florida. The “Other” line of business primarily consists of our commercial general liability and federal flood businesses, along with corporate and investment operations.

Forward-Looking Statements

Certain statements made by FedNat Holding Company or on its behalf may contain “forward-looking statements” within the Private Securities Litigation Reform Act of 1995.

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

•	Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;

•	Descriptions of plans or objectives of management for future operations, insurance products or services;

•	Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and

•	Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business and its ability to integrate the operations to be acquired; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
or Erick A. Fernandez (954) 308-1341

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended
	2019	2018	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss):
Homeowners	$(1,423)	$6,941	(120.5)%
Automobile	(679)	(41)	1,556.1%
Other	(1,763)	563	(413.1)%
Consolidated	$(3,865)	$7,463	(151.8)%

Adjusted operating income (loss):
Homeowners	$(1,387)	$7,117	(119.5)%
Automobile	(679)	(20)	3,295.0%
Other	(328)	1,367	(124.0)%
Consolidated	$(2,394)	$8,464	(128.3)%

Per Common Share
Net income (loss) - diluted	$(0.30)	$0.58	(152.4)%
Adjusted operating income (loss) - diluted	(0.19)	0.65	(128.6)%
Dividends declared	0.08	0.08	—%
Book value	16.98	16.36	3.8%
Book value, excluding AOCI	16.73	16.66	0.4%

Return to Shareholders
Repurchases of common stock	$—	$5,000	(100.0)%
Dividends declared	1,041	1,043	(0.2)%
	$1,041	$6,043	(82.8)%

Revenue
Total revenues	$101,197	$93,077	8.7%
Adjusted operating revenues	98,896	94,129	5.1%
Gross premiums written	132,233	134,395	(1.6)%
Gross premiums earned	138,367	146,442	(5.5)%
Net premiums earned	88,784	82,109	8.1%

Ratios to Net Premiums Earned
Net loss ratio	75.3%	56.1%
Net expense ratio	38.9%	44.2%
Combined ratio	114.2%	100.3%

In-Force Homeowners Policies
Florida	244,228	265,184	(7.9)%
Non-Florida	52,297	33,492	56.1%
	296,525	298,676	(0.7)%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Net premiums earned	$88,784	$82,109
Net investment income	3,710	2,943
Net realized and unrealized investment gains (losses)	2,301	(1,052)
Direct written policy fees	2,391	3,576
Other income	4,011	5,501
Total revenues	101,197	93,077

Costs and expenses:
Losses and loss adjustment expenses	66,839	46,071
Commissions and other underwriting expenses	28,234	30,221
General and administrative expenses	6,311	6,085
Interest expense	5,051	1,084
Total costs and expenses	106,435	83,461

Income (loss) before income taxes	(5,238)	9,616
Income tax expense (benefit)	(1,373)	2,371
Net income (loss)	(3,865)	7,245
Net income (loss) attributable to non-controlling interest	—	(218)
Net income (loss) attributable to FedNat Holding Company shareholders	$(3,865)	$7,463

Net Income (Loss) Per Common Share
Basic	$(0.30)	$0.58
Diluted	$(0.30)	$0.58

Weighted Average Number of Shares of Common Stock Outstanding
Basic	12,795	12,850
Diluted	12,795	12,945

Dividends Declared Per Common Share	$0.08	$0.08

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
	(In thousands)
Gross premiums written:
Homeowners Florida	$103,963	$108,371
Homeowners non-Florida	25,320	14,444
Automobile	(1)	6,347
Commercial general liability	(53)	2,514
Federal flood	3,004	2,719
Total gross premiums written	$132,233	$134,395

	Three Months Ended
	March 31,
	2019	2018
	(In thousands)
Gross premiums earned:
Homeowners Florida	$112,672	$118,824
Homeowners non-Florida	21,170	13,639
Automobile	22	8,328
Commercial general liability	1,036	2,629
Federal flood	3,467	3,022
Total gross premiums earned	$138,367	$146,442

	Three Months Ended
	March 31,
	2019	2018
	(In thousands)
Net premiums earned:
Homeowners	$87,811	$77,405
Automobile	5	2,211
Commercial general liability	968	2,493
Total net premiums earned	$88,784	$82,109

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$13,222	$14,363
All others	5,267	4,800
Ceding commissions	(2,784)	(3,715)
Total commissions	15,705	15,448

Automobile	3	1,467
Homeowners non-Florida	676	186
Total fees	679	1,653

Salaries and wages	3,322	3,766
Other underwriting expenses	8,528	9,354
Total commissions and other underwriting expenses	$28,234	$30,221

	Three Months Ended
	March 31,
	2019	2018

Net loss ratio	75.3%	56.1%
Net expense ratio	38.9%	44.2%
Combined ratio	114.2%	100.3%
Gross loss ratio	211.4%	123.5%
Gross expense ratio	27.0%	27.3%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$443,458	$428,641
Debt securities, held-to-maturity, at amortized cost	4,552	5,126
Equity securities, at fair value	20,824	17,758
Total investments	468,834	451,525
Cash and cash equivalents	100,589	64,423
Prepaid reinsurance premiums	69,858	108,577
Premiums receivable, net of allowance	22,684	29,791
Reinsurance recoverable, net	301,922	211,424
Deferred acquisition costs, net	40,232	39,436
Income taxes, net	4,027	5,220
Other assets	27,441	14,975
Total assets	$1,035,587	$925,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$374,124	$296,230
Unearned premiums	275,860	281,992
Reinsurance payable	31,399	63,599
Long-term debt, net of deferred financing costs	98,401	44,404
Deferred revenue	4,567	4,585
Other liabilities	33,320	19,302
Total liabilities	817,671	710,112
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 12,836,401 and 12,784,444 shares issued and outstanding, respectively	128	128
Additional paid-in capital	141,803	141,128
Accumulated other comprehensive income (loss)	3,138	(3,750)
Retained earnings	72,847	77,753
Total shareholders’ equity attributable to FedNat Holding Company shareholders	217,916	215,259
Non-controlling interest	—	—
Total shareholders’ equity	217,916	215,259
Total liabilities and shareholders' equity	$1,035,587	$925,371

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Three Months Ended March 31,
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
	(Dollars in thousands)
Revenues:
Gross premiums written	$129,283	$(1)	$2,951	$132,233	$122,815	$6,347	$5,233	$134,395
Gross premiums earned	133,842	22	4,503	138,367	132,463	8,328	5,651	146,442
Ceded premiums	(46,031)	(17)	(3,535)	(49,583)	(55,058)	(6,117)	(3,158)	(64,333)
Net premiums earned	87,811	5	968	88,784	77,405	2,211	2,493	82,109
Net investment income	—	—	3,710	3,710	—	—	2,943	2,943
Net realized and unrealized investment gains (losses)	—	—	2,301	2,301	—	—	(1,052)	(1,052)
Direct written policy fees	2,298	3	90	2,391	1,923	1,467	186	3,576
Other income	3,542	12	457	4,011	3,977	488	1,036	5,501
Total revenues	93,651	20	7,526	101,197	83,305	4,166	5,606	93,077

Costs and expenses:
Losses and loss adjustment expenses	63,330	844	2,665	66,839	41,955	2,236	1,880	46,071
Commissions and other underwriting expenses	27,367	35	832	28,234	27,356	1,860	1,005	30,221
General and administrative expenses	4,860	50	1,401	6,311	4,889	125	1,071	6,085
Interest expense	—	—	5,051	5,051	100	—	984	1,084
Total costs and expenses	95,557	929	9,949	106,435	74,300	4,221	4,940	83,461

Income (loss) before income taxes	(1,906)	(909)	(2,423)	(5,238)	9,005	(55)	666	9,616
Income tax expense (benefit)	(483)	(230)	(660)	(1,373)	2,282	(14)	103	2,371
Net income (loss)	(1,423)	(679)	(1,763)	(3,865)	6,723	(41)	563	7,245
Net income (loss) attributable to non-controlling interest	—	—	—	—	(218)	—	—	(218)
Net income (loss) attributable to FNHC shareholders	$(1,423)	$(679)	$(1,763)	$(3,865)	$6,941	$(41)	$563	$7,463

Ratios to net premiums earned:
Net loss ratio	72.1%	NCM	275.3%	75.3%	54.2%	101.1%	75.4%	56.1%
Net expense ratio	36.7%			38.9%	41.7%			44.2%
Combined ratio	108.8%			114.2%	95.9%			100.3%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the Three Months Ended March 31,
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
Revenue
Total revenues	$93,651	$20	$7,526	$101,197	$83,305	$4,166	$5,606	$93,077
Less:
Net realized and unrealized investment gains (losses)	—	—	2,301	2,301	—	—	(1,052)	(1,052)
Adjusted operating revenues	$93,651	$20	$5,225	$98,896	$83,305	$4,166	$6,658	$94,129

Net Income (Loss)
Net income (loss)	$(1,423)	$(679)	$(1,763)	$(3,865)	$6,941	$(41)	$563	$7,463
Less:
Net realized and unrealized investment gains (losses)	—	—	1,718	1,718	—	—	(785)	(785)
Acquisition and other costs	(36)	—	(484)	(520)	(176)	(21)	(19)	(216)
Gain (loss) on early extinguishment of debt	—	—	(2,669)	(2,669)	—	—	—	—
Adjusted operating income (loss)	$(1,387)	$(679)	$(328)	$(2,394)	$7,117	$(20)	$1,367	$8,464

Income tax rate assumed for reconciling items above	25.35%	25.35%	25.35%	25.35%	25.35%	25.35%	25.35%	25.35%

Per Common Share
Book value				$16.98				$16.36
Less:
AOCI				0.24				(0.30)
Book value, excluding AOCI				$16.73				$16.66